Exhibit 10.3

DATED THIS 4TH DAY OF MAY 2012

ROWAN COMPANIES PUBLIC LIMITED COMPANY

DEED OF ASSUMPTION

relating to

Equity Incentive Plans of Rowan Companies, Inc.

DEED OF ASSUMPTION

OF

ROWAN COMPANIES PUBLIC LIMITED COMPANY

This Deed of Assumption relating to the equity incentive plans of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), is made on 4 May 2012 by ROWAN COMPANIES PUBLIC LIMITED COMPANY (incorporated in England and Wales with registered number 07805263) whose registered office is at Mitre House, 160 Aldersgate Street, London, EC1A 4DD (the “Company”).

WHEREAS, the board of directors and the stockholders of Rowan Delaware have approved the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and between Rowan Delaware and Rowan Mergeco LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Rowan Delaware (“Rowan Mergeco”), pursuant to which Rowan Mergeco will merge with and into Rowan Delaware (the “Merger”), with Rowan Delaware surviving the Merger as an indirect, wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, each issued and outstanding share of Rowan Delaware common stock will be converted, on a one-for-one basis, into the right to receive one Class A Ordinary Share of the Company (a “Share”);

WHEREAS, pursuant to the Merger Agreement, each award granted by Rowan Delaware under the Remaining Plans (as defined below) that is outstanding at the effective time of the Merger and that relates to shares of Rowan Delaware common stock shall, as of the effective time of the Merger, relate instead to Shares;

WHEREAS, in connection with the Merger Agreement, the board of directors of Rowan Delaware approved certain amendments to the Assumed Plan (as defined below) and the Remaining Plans as necessary or appropriate to (i) facilitate the assumption and adoption by the Company of the Assumed Plan and the issuance of Shares or rights or amounts related to Shares under the Assumed Plan by the Company, (ii) reflect the issuance of Shares or rights or amounts related to Shares (rather than shares or rights or amounts related to shares of Rowan Delaware common stock) under the Remaining Plans, (iii) provide that the board of directors of the Company (or an appropriate committee thereof) shall administer the Remaining Plans, and (iv) comply with applicable English or U.S. corporate or tax law requirements;

WHEREAS, pursuant to the Merger Agreement, the Company proposes to adopt and assume the 2009 Rowan Companies, Inc. Incentive Plan, as amended (“2009 Plan”), for purposes of granting awards in the future to employees of the Company and its subsidiaries and (under Annex 1 to the 2009 Plan) to non-employee directors of the Company (the “Assumed Plan”);

WHEREAS, the board of directors of the Company agrees that it (or an appropriate committee of thereof) shall administer outstanding awards granted by Rowan Delaware under the 2009 Plan or under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan, Rowan Companies, Inc. 1998 Non-Employee Directors Stock Option Plan, and Rowan Companies, Inc. Restated 1988 Nonqualified Stock Option Plan, each as amended (such awards and plans referred to herein as the “Remaining Plans”);

WHEREAS, the board of directors of the Company has been presented with and has approved the forms of award notices for the Company to use in connection with awards granted in the future under the Assumed Plan, such forms of award notices being based, to the extent possible, on the forms of award notices previously used by Rowan Delaware in connection with awards granted under the 2009 Plan;

NOW THIS DEED WITNESSES AS FOLLOWS:

The Company hereby declares, undertakes and agrees that, as of the effective time of the Merger, it shall:

1.	accept assignment of and assume the Assumed Plan from Rowan Delaware;

2.	discharge all of the rights and obligations relating to sponsorship of the Assumed Plan;

3.	exercise all of the powers of the plan sponsor relating to the Assumed Plan which were exercised by Rowan Delaware with respect to the 2009 Plan prior to the effective time of the Merger;

4.	be bound by the terms of the Assumed Plan so that the Company will be bound by the requirements, without limitation, that:

4.1	to the extent any plan document provides for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relates to or references, shares of Rowan Delaware common stock or rights to shares of Rowan Delaware common stock (or rights to receive benefits or amounts by reference to those shares), then, pursuant to the terms hereof and thereof, such plan document shall instead provide for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relates to or references, Shares or rights to Shares, as applicable (or rights to receive benefits or amounts by reference to Shares), on a one-for-one basis;

4.2	all references in the Assumed Plan to Rowan Delaware or its predecessors are hereby amended to be references to the Company, except where the context dictates otherwise; and

4.3	all references to the board of directors (or relevant committee of the board of directors) in the Assumed Plan shall henceforth be taken to be references to the board of directors of the Company (or relevant committee of the board of directors of the Company), except where the context dictates otherwise;

5.	administer the Remaining Plans, as provided in such plans, provided that:

5.1	the Remaining Plans will remain sponsored by Rowan Delaware;

5.2	any awards granted under the Remaining Plans will continue to be subject to the same terms and conditions, such as vesting schedule, conditions and exercise price (if applicable), as applied to such awards and rights immediately before the Merger, except as required to reflect the Merger;

5.3	if any benefits or amounts due pursuant to awards granted under the Remaining Plans are determined by reference to shares of Rowan Delaware common stock, they will henceforth be determined by reference to Shares; and

5.4	any Shares to be issued pursuant to the Remaining Plans shall be Shares held in an employee benefit trust established by the Company in connection with the Merger and related transactions, unless otherwise agreed by the Company.

6.	This Deed of Assumption shall be governed by and construed in accordance with the laws of England and Wales, without regard to conflict of laws principles.

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(Signature page follows.)

IN WITNESS WHEREOF this Deed of Assumption has been executed by the Company on the date first above written.

EXECUTED AS A DEED AND DELIVERED BY	)
ROWAN COMPANIES PUBLIC LIMITED COMPANY	)
acting by:	)

/s/ W. Matt Ralls
W. Matt Ralls
Director

/s/ Melanie M. Trent
Melanie M. Trent
Company Secretary